                                                                   EXHIBIT 10.10

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

July 9, 1999

Dear Dan:

On behalf of Hollis-Eden Pharmaceuticals, Inc., we are pleased to offer you the position of Chief Operating Officer/Chief Financial Officer reporting directly to me. This letter will serve to set forth the terms of your employment. Listed below are the general responsibilities you will assume and other aspects related to your employment with the organization. As used herein, the term "Hollis-Eden" refers to Hollis-Eden Pharmaceuticals, Inc.

1. Position Title: Your initial position with Hollis-Eden will be Chief Operating Officer/Chief Financial Officer.

2. Duties & Responsibilities: You will be reporting directly to the Chairman/Chief Executive Officer. You will have overall responsibility for all areas of finance including treasury, investor and analyst relations, and financial reporting. You will be responsible for creating the infrastructure for our stock and its promotion to the investment community. Additionally, you will establish the global financial objectives, business development plans, acquisition/divestiture strategies, licensing activities and increase the company's profile as a development company in the biotechnology/pharmaceutical field. Finally, as an integral member of the senior leadership team, you will participate in strategic planning and development of our resources to assure the achievement of our goals and objectives.

3.   Compensation:

     a) Salary: Your semi-monthly base salary will be $9,583.33, which is equivalent to $230,000 annually.

     b) Stock Options: It will be recommended to the Board of Directors that you be granted stock options for 165,000 shares at an exercise price equal to the fair market value at the date of the grant under the standard terms of the Company's 1997 Incentive Stock Option Plan. As an additional incentive, we will provide immediate vesting for 15,000 shares of this option grant.

     c) Bonus: Upon the recommendation of the CEO to the Board of Directors, you may be eligible for a discretionary performance bonus based upon merit and achievement of strategic milestone(s).

     d) Benefits: You will be entitled to participate in Hollis-Eden's benefits plans including medical, dental and vision insurance and other such benefits the company offers its employees.

4. Start Date of Employment: The specific date of employment will commence no later than 30 days from acceptance.

5. Termination: Hollis-Eden shall have the right to terminate your employment at any time, with or without cause, by written notice to you. In the event that your employment is terminated by Hollis-Eden without cause, you will receive 12 months salary and stock options will continue to vest throughout the severance period. Medical and other benefit plans shall also remain in place throughout the severance period. Should your employment be terminated for cause or by you, all compensation, benefits, and rights you may have under this agreement will terminate on the date of termination of employment, including your right to receive the severance payment described above.

     For purposes of this agreement "cause" shall mean your death, disability (the inability to perform services for a period of 120 days in any consecutive twelve month period), a breach of this agreement or your duty of loyalty to Hollis-Eden, willful misconduct or negligence in the performance of duties contemplated hereby and/or your conviction of a felony, or conduct which brings you or Hollis-Eden into public disrepute, or which could have a substantial adverse effect on Hollis-Eden or its business.

     As an amendment to these conditions, in the event Mr. Burgess' employment is terminated for any reason, he will have 90 days beyond the end of the applicable vesting period in which he may exercise any vested options he holds the right to exercise. In addition he will have rights to whatever other benefits are entitled to him by Company plan or legal statute.

     Additionally, in the event a Person or Group shall acquire 50% or more of the voting stock of Hollis-Eden Pharmaceuticals Inc. , or acquire substantially all of the assets of Hollis-Eden or in the event of a Change of Control (as now or in the future defined in the Company's Employee Stock Option Plan), all of Mr. Burgess' then unvested stock options shall automatically immediately become 100% vested and fully exercisable.

6. Arbitration: Any controversy or dispute arising out of or relating to this agreement, or the interpretation thereof, shall be settled exclusively by arbitration conducted in San Diego, California before one or more arbitrators in accordance with the commercial arbitration rules of American Arbitration Association then in effect and with discovery permitted by both parties in accordance with Section 1283.05 of the Code of Civil Procedure of the State of California or any other successor thereto, subject to such modification as may be directed by the arbitrator. The award of arbitrator(s) shall be final and binding, and judgement may be entered on the arbitrator's award in any court having jurisdiction. In the event of any such arbitration (or if legal action shall be brought in connection therewith), the party prevailing in such proceeding shall be entitled to recover from the other party the reasonable costs thereof, including reasonable attorney and accounting fees.

Dan, we are looking forward to welcoming you to the Hollis-Eden team and look forward to the experience and knowledge you will bring to help the Corporation maximize shareholder value. I personally look forward to working with you and collaborating with the team in the many challenges ahead.

Warm regards,                                           Agreed and Accepted:
/s/ Richard B. Hollis              July 12, 1999          /s/ Daniel D. Burgess     July 12, 1999
---------------------              -------------          ---------------------     -------------
Mr. Richard B. Hollis                  Date               Mr. Dan Burgess                Date
Chief Executive Officer
Hollis-Eden Pharmaceuticals, Inc.

cc: Candice Byrne
    Vice President, Human Resources